OFFERING CIRCULAR

                          HOLLINGER INTERNATIONAL INC.
              OFFER TO EXCHANGE SHARES OF ITS CLASS A COMMON STOCK
     FOR ANY AND ALL 9 3/4% PRIDES DEPOSITARY SHARES REPRESENTING SERIES B
                          CONVERTIBLE PREFERRED STOCK

--------------------------------------------------------------------------------

 THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 4, 1998, UNLESS THE EXCHANGE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     Hollinger International Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular and the related Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange 0.92 shares of its Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), for each outstanding 9 3/4% PRIDES Depositary Share (the "PRIDES"), of which 20,700,000 PRIDES are outstanding. Each PRIDES represents one-half share of the Company's Series B Convertible Preferred Stock, par value $0.01 per share (the "Convertible Preferred Stock"). No fractional shares of Class A Common Stock will be issued upon exchange of the PRIDES. In lieu thereof, the Company will pay an amount in cash determined by multiplying such fraction by the last sales price on the Expiration Date of a share of Class A Common Stock, as reported on the New York Stock Exchange (the "NYSE") Composite Tape.

     The dividend payable on the Convertible Preferred Stock represented by the PRIDES for the dividend period that commenced May 1, 1998, will be paid on August 1, 1998, to holders of record on July 15, 1998. A tender of PRIDES in the Exchange Offer will not affect the rights of holders to receive such dividend. Dividends that accrue on the Convertible Preferred Stock represented by the PRIDES during the dividend period that will commence August 1, 1998, have been taken into account in determining the consideration offered in the Exchange Offer, and no cash payment will be made with respect to dividends that accrue during such dividend period on PRIDES tendered and accepted in the Exchange Offer. Holders of PRIDES who do not participate in the Exchange Offer, and are record holders on the applicable record date, will receive the regular quarterly cash dividend for the dividend period that will commence August 1, 1998, as declared by the Board of Directors (the "Board of Directors") of the Company.

     The Exchange Offer will expire at 12:00 midnight, New York City time, on Tuesday, August 4, 1998, unless extended (the "Expiration Date"). Subject to the terms and conditions of the Exchange Offer, the Company will accept for exchange any and all PRIDES which are properly tendered in the Exchange Offer and not withdrawn prior to the Expiration Date. Tenders of PRIDES may be withdrawn at any time prior to the Expiration Date or, unless previously accepted for exchange, after 12:00 midnight, New York City time, on Tuesday, September 1, 1998. Holders of PRIDES accepted by the Company for exchange pursuant to the Exchange Offer will be deemed to have waived all rights with respect to accrued but unpaid dividends on and after August 1, 1998 on the Convertible Preferred Stock represented by the PRIDES exchanged. Certificates for shares of Class A Common Stock to be issued in exchange for properly tendered PRIDES will be mailed by the Exchange Agent (as defined) promptly after the Expiration Date.

                            ------------------------

     THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF PRIDES BEING TENDERED. THE EXCHANGE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "THE EXCHANGE OFFER -- CERTAIN CONDITIONS OF THE EXCHANGE OFFER."
                            ------------------------

     The PRIDES and the Class A Common Stock are listed and traded on the NYSE. On June 29, 1998, the last full trading day before the announcement of the terms of the Exchange Offer, the reported closing sales price of the PRIDES and the Class A Common Stock on the NYSE Composite Tape was $14.50 per PRIDES and $17.125 per share of Class A Common Stock, and on July 7, 1998, the last full trading day before the commencement of the Exchange Offer, the reported closing sales price was $15.813 per PRIDES and $17.188 per share of Class A Common Stock. HOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE PRIDES AND THE CLASS A COMMON STOCK.
                            ------------------------

     NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY HOLDER OF PRIDES SHOULD TENDER ANY OR ALL OF SUCH HOLDER'S PRIDES PURSUANT TO THE EXCHANGE OFFER. EACH HOLDER OF PRIDES MUST MAKE SUCH HOLDER'S OWN DECISION WHETHER OR NOT TO TENDER PRIDES AND, IF SO, HOW MANY PRIDES TO TENDER.
                            ------------------------

              The date of this Offering Circular is July 8, 1998.

                                   IMPORTANT

     The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of PRIDES. Regular employees of the Company, who will not receive additional compensation therefor, may solicit exchanges from holders of PRIDES.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATIONS THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE RESPECTIVE DATES AS OF WHICH INFORMATION IS GIVEN HEREIN. TO THE EXTENT THERE IS A MATERIAL CHANGE IN THE AFFAIRS OF THE COMPANY AFTER THE DATE HEREOF, THE COMPANY WILL PROMPTLY DISCLOSE SUCH INFORMATION IN A MANNER REASONABLY CALCULATED TO INFORM THE HOLDERS OF PRIDES OF SUCH CHANGE.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT TENDERS FROM OR ON BEHALF OF, OWNERS OF PRIDES IN ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER OR ITS ACCEPTANCE WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE COMPANY IS NOT AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE EXCHANGE OFFER OR THE TENDER OF PRIDES WOULD NOT BE IN COMPLIANCE WITH APPLICABLE LAW. IF THE COMPANY BECOMES AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE EXCHANGE OFFER OR THE TENDER OF PRIDES IS NOT IN COMPLIANCE WITH ANY APPLICABLE LAW, THE COMPANY WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, THE COMPANY CANNOT COMPLY WITH SUCH LAW, THE EXCHANGE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF PRIDES RESIDING IN SUCH JURISDICTION.
                            ------------------------

     IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. THE CLASS A COMMON STOCK HAS NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Any holder of PRIDES desiring to tender all or any portion of such holder's PRIDES should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other documents required by the Letter of Transmittal to First Chicago Trust Company of New York, the exchange agent for the Exchange Offer (the "Exchange Agent"), and either mail or deliver the certificates for such PRIDES to the Exchange Agent along with the Letter of Transmittal or follow the procedure for book-entry transfer set forth in "The Exchange Offer -- Procedure for Tendering PRIDES," or (2) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. A HOLDER HAVING PRIDES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH HOLDER DESIRES TO TENDER SUCH PRIDES INTO THE EXCHANGE OFFER.

     HOLDERS MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL IN ORDER TO EFFECT A VALID TENDER OF THEIR PRIDES.

     A holder who desires to tender PRIDES and whose certificates for such PRIDES are not immediately available (or who cannot follow the procedure for book-entry transfer on a timely basis) or who cannot transmit the Letter of Transmittal and all other required documents to the Exchange Agent before the Expiration Date should tender such PRIDES by following the procedure for guaranteed delivery set forth in "The Exchange Offer -- Procedure for Tendering PRIDES."
                            ------------------------

     Any questions or requests for assistance or for additional copies of this Offering Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its addresses and telephone numbers set forth on the back cover of this Offering Circular. Holders of PRIDES may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

                               TABLE OF CONTENTS

                          SECTION                               PAGE
                          -------                               ----
AVAILABLE INFORMATION.......................................      1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............      1
SUMMARY OF THE EXCHANGE OFFER...............................      2
THE COMPANY.................................................      6
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............      7
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION......      8
CAPITALIZATION..............................................     10
MARKET AND PRICE RANGES OF CLASS A COMMON STOCK AND
  PRIDES....................................................     11
DIVIDENDS...................................................     12
  Common Stock..............................................     12
  PRIDES....................................................     12
PURPOSES AND EFFECTS OF THE EXCHANGE OFFER..................     12
  Purposes..................................................     12
  Certain Effects...........................................     13
THE EXCHANGE OFFER..........................................     13
  Terms of the Exchange Offer...............................     13
  Procedure for Tendering PRIDES............................     14
  Withdrawal Rights.........................................     16
  Acceptance of PRIDES for Exchange; Delivery of Class A
     Common Stock...........................................     17
  Certain Conditions of the Exchange Offer..................     17
  Certain Legal Matters; Regulatory and Foreign Approvals...     19
  Extension of Tender Period; Termination; Amendments.......     19
  Fees and Expenses.........................................     20
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS...................     20
DESCRIPTION OF CAPITAL STOCK................................     21
  Class A and Class B Common Stock..........................     21
  Preferred Stock...........................................     22
  Transfer Agent and Registrar..............................     25

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a Website (http://www.sec.gov) that also contains such reports, proxy statements and other information filed by the Company. Material filed by the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The Company's Schedule 13E-4 will not be available at the SEC's regional offices.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC by the Company are incorporated by reference in this Offering Circular:

     (a) Annual Report on Form 10-K (the "1997 Form 10-K") for the year ended December 31, 1997, filed pursuant to Section 13 of the Exchange Act; and

     (b) Quarterly Report on Form 10-Q (the "Q1 1998 Form 10-Q") for the quarter ended March 31, 1998, filed pursuant to Section 13 of the Exchange Act.

     Pursuant to Rule 13e-4 under the Exchange Act, the Company has filed an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") with the SEC. The Schedule 13E-4, including exhibits, may be inspected or copied at the public reference facilities of the SEC in Washington, D.C. See "Available Information."

     All reports subsequently filed by the Company pursuant to Section 13(a) and
(c) of the Exchange Act and any definitive proxy or information statements filed pursuant to Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting and any reports filed pursuant to Section 15(d) of the Exchange Act prior to completion of the Exchange Offer shall be deemed to be incorporated by reference into this Offering Circular and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular.

     This Offering Circular incorporates by reference documents which are not present herein or delivered herewith. The Company will provide without charge to each person to whom this Offering Circular is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests for such documents should be directed to the Information Agent at (800) 251-4215. In order to ensure timely delivery of documents, any such request should be made by July 24, 1998.

                         SUMMARY OF THE EXCHANGE OFFER

     This summary is qualified in its entirety by the detailed information appearing elsewhere in this Offering Circular or incorporated by reference herein. Terms used in this Summary and not defined herein shall have the meanings given to them elsewhere in this Offering Circular.

Exchange Ratio................   0.92 shares of Class A Common Stock for each
                                 PRIDES. The Company will aggregate all tenders of PRIDES by a beneficial holder for purposes of calculating the aggregate number of shares of Class A Common Stock to be issued in exchange for PRIDES. No fractional shares of Class A Common Stock will be issued upon exchange and, in lieu thereof, the Company will pay an amount in cash determined by multiplying such fraction by the last sales price on the Expiration Date of a share of Class A Common
                                 Stock, as reported on the NYSE Composite Tape.

Expiration Date...............   12:00 midnight, New York City time, on Tuesday,
                                 August 4, 1998, unless extended by the Company.
                                 See "The Exchange Offer -- Terms of the
                                 Exchange Offer."

Procedures for Tendering
PRIDES........................   Each holder of PRIDES who wishes to tender his
                                 or her PRIDES must deliver the following documents prior to the Expiration Date to the Exchange Agent at one of the addresses set forth on the back cover hereof: (i) certificates representing such PRIDES together with the Letter of Transmittal, which will have been properly completed and duly executed by such holder, and all other documents required by such Letter of Transmittal, (ii) if such holder wishes to deliver his or her PRIDES through book-entry transfer, confirmation of such transfer together with an applicable
                                 Letter of Transmittal, which will have been properly completed and duly executed by such holder, and all other documents required by such Letter of Transmittal, or (iii) if such holder wishes to tender by guaranteed delivery, a properly completed and duly executed Notice of Guaranteed Delivery. A holder having PRIDES registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such registered holder promptly if such holder wishes to tender such PRIDES into the Exchange Offer. LETTERS OF TRANSMITTAL,
                                 NOTICES OF GUARANTEED DELIVERY AND PRIDES
                                 CERTIFICATES SHOULD BE SENT TO THE EXCHANGE
                                 AGENT, AND NOT TO THE COMPANY. See "The
                                 Exchange Offer -- Procedure for Tendering
                                 PRIDES."

Purposes of the Exchange
Offer.........................   The Exchange Offer provides holders of the
                                 PRIDES with the opportunity to convert PRIDES into a greater number of shares of Class A
                                 Common Stock than they would obtain if they were to exercise the optional conversion feature of the PRIDES and thereby to obtain shares of Class A Common Stock having a market price in excess of the recent market price of the PRIDES prior to the initial public announcement of the Exchange Offer and the market price of the 0.8439 shares of Class A
                                 Common Stock into which each PRIDES may be converted at the option of its holder prior to August 1, 2000. The principal purposes of the Exchange Offer are to simplify the Company's capital structure and to reduce the Company's dividend requirements on the

                                 Convertible Preferred Stock represented by the PRIDES, resulting in increased future earnings on the Common Stock. The Company also believes that the Exchange Offer should provide greater market liquidity for the Class A Common Stock, and possibly broader investor interest, to the extent it results in a greater number of publicly-held shares of Class A Common Stock outstanding following the consummation of the Exchange Offer. See "Purposes and Effects of the Exchange Offer," "Selected Historical Consolidated Financial Data" and "Unaudited Pro Forma Consolidated Financial Information."

Acceptance of PRIDES and
Delivery of Class A Common
  Stock.......................   Subject to the terms and conditions of the
                                 Exchange Offer, the Company will accept for exchange any and all PRIDES which are properly tendered in the Exchange Offer and not withdrawn prior to the Expiration Date. The
                                 Company will deliver shares of Class A Common
                                 Stock issued pursuant to the Exchange Offer and make any cash payment in lieu of fractional shares of Class A Common Stock promptly following the Expiration Date. See "The
                                 Exchange Offer -- Acceptance of PRIDES for
                                 Exchange; Delivery of Class A Common Stock."

Withdrawal of Tenders.........   Tenders may be withdrawn at any time prior to
                                 12:00 midnight, New York City time, on the Expiration Date or, unless previously accepted for exchange, after 12:00 midnight, New York
                                 City time, on Tuesday, September 1, 1998. See
                                 "The Exchange Offer -- Withdrawal Rights."

Conditions of the Exchange
Offer.........................   The Exchange Offer is not conditioned upon any
                                 minimum number of PRIDES being tendered for exchange. The Exchange Offer is, however, subject to certain other conditions, any or all of which may be waived by the Company. See "The
                                 Exchange Offer -- Certain Conditions of the
                                 Exchange Offer."

Certain Federal Income Tax
  Considerations..............   The exchange of the Class A Common Stock for
                                 PRIDES should be treated as a tax-free
                                 transaction for Federal income tax purposes
                                 (other than cash received in lieu of fractional shares of Class A Common Stock). For a discussion of the Federal income tax consequences of the exchange of PRIDES, see
                                 "Certain Federal Income Tax Considerations."

The PRIDES....................   There are currently outstanding 20,700,000
                                 PRIDES. Each PRIDES is a depositary share representing one-half share of Convertible
                                 Preferred Stock. The Convertible Preferred
                                 Stock ranks prior to the Common Stock, pari passu to the Company's existing Series C
                                 Preferred Stock and junior to the Company's existing Series D Preferred Stock as to payment of dividends and distribution of assets upon liquidation.

                                 Mandatory Conversion. Unless converted or redeemed at an earlier date, each half share of Convertible Preferred Stock represented by a PRIDES mandatorily converts into one share of Class A Common Stock on August 1, 2000 (the "Mandatory Conversion Date").

                                 Conversion at the Option of the Holder. Each half share of Convertible Preferred Stock represented by a PRIDES is convertible into
                                 0.8439 shares of Class A Common Stock at the option of the holder at any time prior to the Mandatory Conversion Date.

                                 Optional Redemption. The Company has the option to redeem the Convertible Preferred Stock represented by the PRIDES, in whole or in part, at any time and from time to time on or after August 1, 1999, and prior to the Mandatory Conversion Date at specified prices, payable in shares of Class A Common Stock. See "Description of Capital Stock -- Preferred Stock -- PRIDES."

PRIDES Dividends..............   Holders of PRIDES are entitled to receive
                                 annual cumulative dividends on the shares of Convertible Preferred Stock represented thereby at a rate of 9 3/4% per annum of the initial stated liquidation amount of $9.75 per half share of Convertible Preferred Stock
                                 (equivalent to $0.9506 per annum or $0.2377 per quarter for each half share represented by a PRIDES), payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, including the Mandatory Conversion
                                 Date or, if any such date is not a business day, on the next succeeding business day.
                                 Holders of PRIDES accepted by the Company for exchange pursuant to the Exchange Offer will be deemed to have waived all rights with respect to any accrued but unpaid dividends on or after August 1, 1998 on the shares of Convertible
                                 Preferred Stock represented by the PRIDES exchanged. See "Dividends -- PRIDES," "The
                                 Exchange Offer -- Terms of the Exchange Offer" and "Description of Capital Stock -- Preferred
                                 Stock -- PRIDES."

The Common Stock..............   The authorized capital stock of the Company
                                 consists of 250,000,000 shares of Class A
                                 Common Stock, 50,000,000 shares of Class B
                                 Common Stock, $0.01 par value per share (the
                                 "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), and
                                 20,000,000 shares of Preferred Stock. As of
                                 June 30, 1998 there were approximately
                                 71,689,899 shares of Class A Common Stock outstanding and 14,990,000 shares of Class B
                                 Common Stock outstanding. See "Capitalization" and "Description of Capital Stock."

Common Stock Dividends........   Each share of Class A Common Stock and Class B
                                 Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors. Dividends must be paid equally, share for share, on both the Class A Common
                                 Stock and the Class B Common Stock at any time that dividends are paid. Since the second quarter of 1996 the Company has paid a quarterly dividend of $0.10 per share of Common
                                 Stock. On June 29, 1998, the Company announced an increase in the quarterly dividend to be paid on the Common Stock to $0.1375 per share, and declared a dividend of $0.1375 per share of Common Stock payable October 15, 1998, to stockholders of record on October 1, 1998.

                                 As a holding company, the Company's ability to declare and pay dividends in the future with respect to its Common Stock will be dependent, among other factors, upon the results of operations, financial condition and cash requirements of its subsidiaries, the ability of its United States and foreign subsidiaries to pay dividends or make advances to the Company in compliance with debt agreements, as well as foreign and United States tax liabilities with respect to dividends and payments from those entities.

Exchange Agent and Information
  Agent.......................   First Chicago Trust Company of New York, Suite
                                 4680, 14 Wall Street, 8th Floor, New York, New
                                 York, telephone: (800) 251-4215.

Further Information...........   For further information, contact Mark S.
                                 Kipnis, Vice President and Secretary of the
                                 Company.

                                  THE COMPANY

     The Company, through subsidiaries and affiliated companies, is a leading publisher of English-language newspapers in the United States, the United Kingdom, Canada and Israel. Included among the paid daily newspapers which the Company owns or has an interest in are the Chicago Sun-Times, The Daily Telegraph and the Ottawa Citizen. In addition, the Company owns or has an interest in several hundred non-daily newspapers as well as magazines and other publications principally in small- and medium-sized communities in the United States. The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions.

     The Company was incorporated in the State of Delaware on December 28, 1990 and is the successor to a business that was formed through acquisitions in 1986. Its executive offices are located at 401 North Wabash Avenue, Chicago, Illinois 60611, telephone number (312) 321-2299. References herein to the "Company" refer to Hollinger International Inc. and its subsidiaries, unless the context requires otherwise.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected financial information of the Company and its consolidated subsidiaries for each of the periods indicated. The Selected Historical Consolidated Financial Data is qualified in its entirety by, and should be read in conjunction with, the Company's Consolidated Financial Statements for the three years ended December 31, 1997, included in the 1997 Form 10-K, and the Condensed Financial Statements for the three months ended March 31, 1997 and 1998, included in the Q1 1998 Form 10-Q.

                                                                                            THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                   MARCH 31,
                                               --------------------------------------    ------------------------
                                                  1995          1996          1997          1997          1998
                                               ----------    ----------    ----------    ----------    ----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
RESULTS OF OPERATIONS:
Operating revenues...........................  $1,078,514    $2,074,022    $2,211,530    $  514,243    $  537,969
Operating costs and expenses.................   1,016,650     1,926,055     1,923,808       459,115       476,125
                                               ----------    ----------    ----------    ----------    ----------
Operating income.............................      61,864       147,967       287,722        55,128        61,844
Other income (expense).......................     (12,340)      (18,029)      (43,573)       38,801       169,162
                                               ----------    ----------    ----------    ----------    ----------
Earnings before income taxes, minority
  interest and extraordinary item............      49,524       129,938       244,149        93,929       231,006
Provision for income taxes...................      20,584        51,865        93,655        28,022        90,982
                                               ----------    ----------    ----------    ----------    ----------
Earnings before minority interest and
  extraordinary item.........................      28,960        78,073       150,494        65,907       140,024
Minority interest............................      22,637        33,138        45,973        10,481         6,954
                                               ----------    ----------    ----------    ----------    ----------
Earnings before extraordinary item...........       6,323        44,935       104,521        55,426       133,070
Extraordinary loss on debt extinguishments...          --        (2,150)           --            --        (5,067)
                                               ----------    ----------    ----------    ----------    ----------
Net earnings.................................  $    6,323    $   42,785    $  104,521    $   55,426    $  128,003
                                               ==========    ==========    ==========    ==========    ==========
FINANCIAL POSITION (AT END OF PERIOD):
Working capital (deficit)....................  $ (390,673)   $ (695,760)   $   56,365    $    6,845    $   52,959
Total assets(1)..............................  $1,737,980    $3,425,544    $3,023,921    $3,371,141    $3,002,979
Minority interest............................  $   97,298    $  109,943    $  203,034    $  119,108    $  209,874
Total long-term debt.........................  $  475,048    $  711,348    $1,428,415    $1,180,863    $1,223,827
Redeemable preferred stock...................  $  306,452    $  605,579    $   75,891    $  603,705    $   76,261
Total stockholders' equity...................  $  159,973    $  686,326    $  687,602    $  733,630    $  808,684
PER COMMON SHARE DATA:
Basic earnings per share before extraordinary
  item.......................................       $0.09         $0.43         $0.93         $0.49         $1.20
Diluted earnings per share before
  extraordinary item.........................       $0.09         $0.42         $0.87         $0.47         $1.10
Basic earnings per share.....................       $0.09         $0.41         $0.93         $0.49         $1.15
Diluted earnings per share...................       $0.09         $0.39         $0.87         $0.47         $1.06
Weighted average shares
  outstanding -- basic.......................      67,215        79,081        87,130       111,807        11,097
Weighted average shares
  outstanding -- diluted.....................      68,443        84,784       119,486       117,506       121,135
Book value (at end of period)(2).............      $(6.22)      $(11.99)      $(11.33)      $(10.85)       $(9.33)
OTHER DATA:
Ratio of earnings to fixed charges(3)........        1.38          1.47          2.27          1.72          2.22
Ratio of earnings to combined fixed charges
  and preferred stock dividend
  requirements(3)............................        1.14          1.29          1.85          1.38          1.76

---------------
(1) Includes intangible assets, net of accumulated amortization, which amounted (in thousands) to $621,939, $1,641,485 and $1,671,210 at December 31, 1995,
    1996 and 1997, respectively, and $1,607,417 and $1,631,977 at March 31, 1997
    and 1998, respectively. Such assets consist of the value of acquired subscriber and advertiser lists, noncompetition agreements, archives and goodwill. The amortization periods for intangible assets range from three to 40 years.

(2) Book value is computed based on total assets minus the sum of: intangible assets net of accumulated amortization, total liabilities and preferred stock, divided by the number of shares of common stock outstanding at period end.

(3) Earnings represent income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, the interest component of rental expense and amortization of debt expense.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information sets forth the pro forma effects on the historical financial results of the Company assuming the Exchange Offer is accepted on a 100% basis and a 50% basis.

                                          YEAR ENDED DECEMBER 31, 1997        THREE MONTHS ENDED MARCH 31, 1998
                                      ------------------------------------   ------------------------------------
                                                           ASSUMES                                ASSUMES
                                                          EXCHANGE                               EXCHANGE
                                                        ACCEPTANCE OF                          ACCEPTANCE OF
                                                   -----------------------                -----------------------
                                      HISTORICAL      100%         50%       HISTORICAL      100%         50%
                                      ----------   ----------   ----------   ----------   ----------   ----------
                                                   (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
RESULTS OF OPERATIONS:
Operating revenues..................  $2,211,530   $2,211,530   $2,211,530   $  537,969   $  537,969   $  537,969
Operating costs and expenses........   1,923,808    1,923,808    1,923,808      476,125      476,125      476,125
                                      ----------   ----------   ----------   ----------   ----------   ----------
Operating income....................     287,722      287,722      287,722       61,844       61,844       61,844
Other income (expense)..............     (43,573)     (43,573)     (43,573)     169,162      169,162      169,162
                                      ----------   ----------   ----------   ----------   ----------   ----------
Earnings before income taxes,
  minority interest and
  extraordinary item................     244,149      244,149      244,149      231,006      231,006      231,006
Provision for income taxes..........      93,655       93,655       93,655       90,982       90,982       90,982
                                      ----------   ----------   ----------   ----------   ----------   ----------
Earnings before minority interest
  and extraordinary item............     150,494      150,494      150,494      140,024      140,024      140,024
Minority interest...................      45,973       45,973       45,973        6,954        6,954        6,954
                                      ----------   ----------   ----------   ----------   ----------   ----------
Earnings before extraordinary
  item..............................     104,521      104,521      104,521      133,070      133,070      133,070
Extraordinary loss on debt
  extinguishments...................          --           --           --       (5,067)      (5,067)      (5,067)
                                      ----------   ----------   ----------   ----------   ----------   ----------
Net earnings........................  $  104,521   $  104,521   $  104,521   $  128,003   $  128,003   $  128,003
                                      ==========   ==========   ==========   ==========   ==========   ==========
FINANCIAL POSITION (AT END OF
  PERIOD):
Working capital (deficit)...........  $   56,365   $   56,365   $   56,365   $   52,959   $   52,959   $   52,959
Total assets(1).....................  $3,023,921   $3,023,921   $3,023,921   $3,002,979   $3,002,979   $3,002,979
Minority interest...................  $  203,034   $  203,034   $  203,034   $  200,874   $  200,874   $  200,874
Total long-term debt................  $1,428,415   $1,428,415   $1,428,415   $1,223,827   $1,223,827   $1,223,827
Redeemable preferred stock..........  $   75,891   $   75,891   $   75,891   $   76,261   $   76,261   $   76,261
Total stockholders' equity..........  $  687,602   $  687,602   $  687,602   $  808,684   $  808,684   $  808,684
PER COMMON SHARE DATA:
Basic earnings per share before
  extraordinary item................       $0.93        $0.95        $0.94        $1.20        $1.18        $1.19
Diluted earnings per share before
  extraordinary item................       $0.87        $0.86        $0.87        $1.10        $1.08        $1.09
Basic earnings per share............       $0.93        $0.95        $0.94        $1.15        $1.13        $1.14
Diluted earnings per share..........       $0.87        $0.86        $0.87        $1.06        $1.04        $1.05
Weighted average shares
  outstanding -- basic..............      87,130      106,174       96,652      111,097      112,673      111,885
Weighted average shares
  outstanding -- diluted............     119,486      121,061      120,273      121,135      122,711      121,923
Book value (at end of period)(2)....     $(11.33)      $(4.15)      $(5.58)      $(9.33)      $(6.99)      $(8.04)
OTHER DATA:
Ratio of earnings to fixed
  charges(3)........................        2.27         2.27         2.27         2.22         2.22         2.22
Ratio of earnings to combined fixed
  charges and preferred stock
  dividend requirements(3)..........        1.85         2.12         1.98         1.76         2.05         1.89

---------------
(1) Includes intangible assets, net of accumulated amortization, which amounted (in thousands) to $1,671,210 at December 31, 1997 and $1,631,977 at March 31, 1998. Such assets consist of the value of acquired subscriber and advertiser lists, noncompetition agreements, archives and goodwill. The amortization periods for intangible assets range from three to 40 years.

(2) Book value is computed based on total assets minus the sum of: intangible assets net of accumulated amortization, total liabilities and preferred stock, divided by the number of shares of common stock outstanding at period end.

(3) Earnings represent income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, the interest component of rental expense and amortization of debt expense.

     The consolidated pro forma income statement information for the periods ended March 31, 1998 and December 31, 1997 assumes that the repurchase of PRIDES by the Company pursuant to the Exchange Offer had occurred as of January 1, 1998 and January 1, 1997, respectively. See "Notes to Unaudited Pro Forma Consolidated Financial Information" below.

     The estimated financial effects of the exchange of PRIDES by the Company pursuant to the Exchange Offer presented in the pro forma financial information are not necessarily indicative of the Company's results of operations which would have been obtained had the transactions described above actually occurred on the dates described above, nor are they necessarily indicative of the results of future operations. The pro forma financial information should be read in conjunction with the 1997 Form 10-K and the Q1 1998 Form 10-Q.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The consolidated pro forma income statement information for the three months ended March 31, 1998, and the year ended December 31, 1997, assumes that the exchange of PRIDES by the Company pursuant to the Exchange Offer had occurred as of January 1, 1998 and January 1, 1997, respectively, and includes only those adjustments that are expected to have a continuing impact on the Company. The adjustments presented in the pro forma financial information reflect the following assumptions: 10,350,000 shares of Convertible Preferred Stock issued and outstanding at December 31, 1997 and March 31, 1998 and 71,556,899 and 71,651,899 shares of Class A Common Stock issued and outstanding at December 31, 1997 and March 31, 1998, respectively, on a historical basis; 5,175,000 shares of Convertible Preferred Stock and 9,522,000 additional shares of Class A Common Stock issued and outstanding assuming 50% acceptance of the Exchange Offer; and 0 shares of Convertible Preferred Stock and 19,044,000 additional shares of Class A Common Stock issued and outstanding assuming 100% acceptance of the Exchange Offer.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company and consolidated subsidiaries which should be read in conjunction with the Company's Consolidated Financial Statements for the three months ended March 31, 1998, included in the Q1 1998 Form 10-Q. The capitalization of the Company has been adjusted on a pro forma basis to reflect the Exchange Offer for the PRIDES being accepted on a 100% basis and a 50% basis. See "Unaudited Pro Forma Consolidated Financial Information."

                                                                         MARCH 31, 1998
                                                             --------------------------------------
                                                                               ASSUMES EXCHANGE
                                                                                ACCEPTANCE OF
                                                                           ------------------------
                                                             HISTORICAL       100%          50%
                                                             ----------    ----------    ----------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT
                                                                      FOR PER SHARE DATA)
DEBT:
Total consolidated debt..................................    $1,223,827    $1,223,827    $1,223,827
                                                             ==========    ==========    ==========
Minority interest........................................       209,874       209,874       209,874
Redeemable Preferred Stock...............................        76,261        76,261        76,261
                                                             ----------    ----------    ----------
                                                             $1,509,962    $1,509,962    $1,509,962
                                                             ==========    ==========    ==========
STOCKHOLDER'S EQUITY:
  Preferred Stock, $0.01 par value Authorized: 20,000,000
     shares
     Convertible Preferred Stock represented by PRIDES,
     10,350,000 shares authorized(a).....................    $  195,104    $        0    $   97,552
  Class A Common Stock, $0.01 par value
     Authorized: 250,000,000 shares(a)...................           726           916           821
  Class B Common Stock, $.01 par value
     Authorized: 50,000,000 shares
     Issued: 14,990,000..................................           150           150           150
  Additional paid-in capital.............................       358,682       553,596       456,139
  Cumulative foreign currency translation account........       (13,558)      (13,558)      (13,558)
  Retained earnings......................................       281,657       281,657       281,657
  Common Stock in Treasury, at cost......................       (14,077)      (14,077)      (14,077)
                                                             ----------    ----------    ----------
          Total stockholders' equity.....................    $  808,684    $  808,684    $  808,684
                                                             ==========    ==========    ==========
          Total capitalization...........................    $2,318,646    $2,318,646    $2,318,646
                                                             ==========    ==========    ==========

---------------
(a) 10,350,000 shares of Convertible Preferred Stock and 71,651,899 shares of Class A Common Stock issued and outstanding on a historical basis; 5,175,000 shares of Convertible Preferred Stock and 9,522,000 additional shares of Class A Common Stock issued and outstanding assuming 50% acceptance of the Exchange Offer; and 0 shares of Convertible Preferred Stock and 19,044,000 additional shares of Class A Common Stock issued and outstanding assuming 100% acceptance of the Exchange Offer.

           MARKET AND PRICE RANGES OF CLASS A COMMON STOCK AND PRIDES

     The Class A Common Stock (symbol HLR) and the PRIDES (symbol HLR PrP) are listed and traded on the NYSE. The table that follows sets forth, for the calendar quarters indicated, the reported high and low closing sales prices of the Class A Common Stock and the PRIDES on the NYSE Composite Tape:

                                                                 CLASS A
                                                               COMMON STOCK           PRIDES(A)
                                                            ------------------    ------------------
                                                             HIGH        LOW       HIGH        LOW
                                                            -------    -------    -------    -------
1996:
  First Quarter (through January 15, 1996) (Nasdaq Stock
     Market)............................................    $11.125    $10.250         --         --
  First Quarter (from January 16, 1996) (NYSE)..........     12.375      9.250         --         --
  Second Quarter........................................     13.125     10.625         --         --
  Third Quarter.........................................     12.500      9.375    $12.000    $ 9.500
  Fourth Quarter........................................     12.875     10.000     12.500     10.375
1997:
  First Quarter.........................................    $12.000    $ 9.125    $12.000    $ 9.500
  Second Quarter........................................     12.000      9.000     11.875      9.750
  Third Quarter.........................................     13.438     11.125     12.500     11.188
  Fourth Quarter........................................     14.125     12.375     13.000     11.250
1998:
  First Quarter.........................................    $17.375    $13.000    $15.500    $12.313
  Second Quarter (through July 7).......................     17.188     14.875     15.813     13.000

---------------
(a) The PRIDES commenced trading on the NYSE on August 2, 1996.

     On June 29, 1998, the last full trading day before the announcement of the terms of the Exchange Offer, the reported closing sales price of the PRIDES and the Class A Common Stock on the NYSE Composite Tape was $14.50 per PRIDES and $17.125 per share of Class A Common Stock, and on July 7, 1998, the last full trading day before the commencement of the Exchange Offer, the reported closing sales price was $15.813 per PRIDES and $17.188 per share of Class A Common Stock. Holders are urged to obtain a current market quotation for the PRIDES and the Class A Common Stock.

                                   DIVIDENDS

COMMON STOCK

     Each share of Class A Common Stock and Class B Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors. Dividends must be paid equally, share for share, on both the Class A Common Stock and the Class B Common Stock at any time that dividends are paid. Since the second quarter of 1996 the Company has paid a quarterly dividend of $0.10 per share of Common Stock. On June 29, 1998, the Company announced an increase in the quarterly dividend to be paid on the Common Stock to $0.1375 per share, and declared a dividend of $0.1375 per share of Common Stock payable October 15, 1998, to stockholders of record on October 1, 1998.

     As a holding company, the Company's ability to declare and pay dividends in the future with respect to its Common Stock will be dependent, among other factors, upon the results of operations, financial condition and cash requirements of its subsidiaries, the ability of its United States and foreign subsidiaries to pay dividends or make advances to the Company in compliance with borrowing debt agreements, as well as foreign and United States tax liabilities with respect to dividends and payments from those entities.

PRIDES

     Holders of PRIDES are entitled to receive annual cumulative dividends on the shares of Convertible Preferred Stock represented thereby at a rate of 9 3/4% per annum of the initial stated liquidation amount of $9.75 per half share of Convertible Preferred Stock (equivalent to $0.9506 per annum or $0.2377 per quarter for each half share represented by a PRIDES), payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, including the Mandatory Conversion Date or, if any such date is not a business day, on the next succeeding business day. See "Description of Capital Stock -- Preferred Stock -- PRIDES."

     The dividend payable on the Convertible Preferred Stock represented by the PRIDES for the dividend period that commenced May 1, 1998, will be paid on August 1, 1998, to holders of record on July 15, 1998. A tender of PRIDES in the Exchange Offer will not affect the rights of holders to receive such dividend. Dividends that accrue on the Convertible Preferred Stock represented by the PRIDES during the dividend period that will commence August 1, 1998, have been taken into account in determining the consideration offered in the Exchange Offer, and no cash payment will be made with respect to dividends that accrue during such dividend period on PRIDES tendered and accepted in the Exchange Offer. Holders of PRIDES who do not participate in the Exchange Offer, and are record holders on the applicable record date, will receive the regular quarterly cash dividend for the dividend period that will commence August 1, 1998, as declared by the Board of Directors.

                   PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

PURPOSES

     The Exchange Offer provides holders of the PRIDES with the opportunity to convert PRIDES into a greater number of shares of Class A Common Stock than they would obtain if they were to exercise the optional conversion feature of the PRIDES and thereby to obtain shares of Class A Common Stock having a market price in excess of the recent market price of the PRIDES prior to the initial public announcement of the Exchange Offer and the market price of the 0.8439 shares of Class A Common Stock into which each PRIDES may be converted at the option of its holder prior to August 1, 2000. The principal purposes of the Exchange Offer are to simplify the Company's capital structure and to reduce the Company's dividend requirements on the Convertible Preferred Stock represented by the PRIDES, resulting in increased future earnings on the Common Stock. The Company also believes that the Exchange Offer should provide greater market liquidity for the Class A Common Stock, and possibly broader investor interest, to the extent it results in a greater number of publicly-held shares of Class A Common Stock outstanding following the consummation of the Exchange Offer. See "Selected Historical Consolidated Financial Data" and "Unaudited Pro Forma Consolidated Financial Information."

CERTAIN EFFECTS

     PRIDES exchanged for Class A Common Stock (and the shares of Convertible Preferred Stock represented by such PRIDES) will be retired. The exchange of Class A Common Stock for PRIDES pursuant to the Exchange Offer will reduce the number of outstanding PRIDES and the number of holders of PRIDES. In the event there are fewer than 300 holders of PRIDES as a result of the Exchange Offer, such securities would become eligible for termination of registration under the Exchange Act.

     In addition, depending upon the number of PRIDES tendered pursuant to the Exchange Offer, the PRIDES may no longer meet the requirements of the NYSE for continued listing. Published guidelines of the NYSE indicate that the NYSE would consider delisting an issue of preferred stock if, among other things, (i) the number of publicly-held shares (exclusive of holdings of officers, directors, controlling shareholders or other family or concentrated holdings ("Excluded Holdings")) should fall below 100,000 or (ii) if the aggregate market value of the publicly-held shares (exclusive of Excluded Holdings) should fall below $2 million. If, as a result of the exchange of PRIDES pursuant to the Exchange Offer, the PRIDES no longer meet the requirements of the NYSE for continued listing and the NYSE were to delist the PRIDES, the market therefor could be adversely affected.

     The PRIDES are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the PRIDES. Depending on the number of PRIDES outstanding after the Exchange Offer and certain other factors, PRIDES might not constitute "margin securities" for the purposes of the margin regulations of the Board of Governors of the Federal Reserve System and, in such event, could not be used as collateral for margin loans.

     NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY HOLDER OF PRIDES SHOULD TENDER ANY OF OR ALL SUCH HOLDER'S PRIDES PURSUANT TO THE EXCHANGE OFFER. EACH HOLDER MUST MAKE SUCH HOLDER'S OWN DECISION WHETHER OR NOT TO TENDER PRIDES AND, IF SO, HOW MANY PRIDES TO TENDER.

     Rule 13e-4 under the Exchange Act generally prohibits the Company and its affiliates from purchasing any PRIDES, other than pursuant to the Exchange Offer, or any shares of Class A Common Stock for at least ten business days after the Expiration Date.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

     The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange 0.92 shares of Class A Common Stock for each PRIDES outstanding. Upon the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange (and will thereby exchange for shares of Class A Common Stock) any and all PRIDES that are properly tendered (and not withdrawn) before the Expiration Date.

     The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, August 4, 1998, unless and until the Company shall have extended the period of time for which the Exchange Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Exchange Offer, as so extended by the Company, shall expire. For a description of the Company's rights to extend the period of time during which the Exchange Offer is open and to delay, terminate or amend the Exchange Offer, see "-- Extension of Tender Period; Termination; Amendments".

     The Company reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof. See "-- Extension of Tender Period; Termination; Amendments." There can be no assurance, however, that the Company will exercise its right to extend the Exchange Offer.

     The dividend payable on the Convertible Preferred Stock represented by the PRIDES for the dividend period that commenced May 1, 1998, will be paid on August 1, 1998, to holders of record on July 15, 1998. A tender of PRIDES in the Exchange Offer will not affect the rights of holders to receive such dividend. Dividends that accrue on the Convertible Preferred Stock represented by the PRIDES during the dividend period that will commence August 1, 1998, have been taken into account in determining the consideration offered in the Exchange Offer, and no cash payment will be made with respect to dividends that accrue during such dividend period on PRIDES tendered and accepted in the Exchange Offer. Holders of PRIDES who do not participate in the Exchange Offer, and are record holders on the applicable record date, will receive the regular quarterly cash dividend for the dividend period that will commence August 1, 1998, as declared by the Board of Directors.

     In the event that the Company modifies the consideration offered for PRIDES in the Exchange Offer, such modified consideration would be paid for all PRIDES tendered and accepted in the Exchange Offer.

     If (a) the Company (i) increases or decreases the price to be paid for PRIDES or (ii) decreases the number of PRIDES being sought, and (b) the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in " -- Extension of Tender Period; Termination; Amendments", the Exchange Offer will be extended until the expiration of such ten business day period. For the purposes of the Exchange Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     As of June 30, 1998, 20,700,000 PRIDES were outstanding. This Offering Circular, together with the Letter of Transmittal, is first being sent to all holders of record of PRIDES on July 8, 1998.

     Although the Company currently has no plan or intention to do so, subject to applicable laws and regulations, it reserves the right in its sole discretion to purchase, redeem or make offers for any PRIDES that remain outstanding subsequent to the consummation of the Exchange Offer. The terms of any such purchases, redemptions or offers could differ from the terms of the Exchange Offer.

     Tendering holders of PRIDES will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of PRIDES pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offers. See "-- Fees and Expenses."

     THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF PRIDES BEING TENDERED. THE EXCHANGE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "-- CERTAIN CONDITIONS OF THE EXCHANGE OFFER."

PROCEDURE FOR TENDERING PRIDES

     PROPER TENDER OF PRIDES. For PRIDES to be properly tendered pursuant to the Exchange Offer:

          (a) the certificates for such PRIDES (or confirmation of receipt of such PRIDES pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a facsimile copy thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular; or

          (b) the tendering holder must comply with the guaranteed delivery procedure set forth below.

     It is a violation of Section 14(e) of the Exchange Act, and the rules and regulations thereunder, and Rule 14e-4 promulgated thereunder, for a person to tender PRIDES for such person's own account unless the person so tendering:

          (a) owns such PRIDES; or

          (b) owns an option, warrant or right to purchase such PRIDES and intends to acquire PRIDES for tender by exercise of such option, warrant or right.

     Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     A tender of PRIDES made pursuant to any method of delivery set forth herein will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer, including the tendering holder's representation that (i) such holder owns the PRIDES being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and
(ii) the tender of such PRIDES complies with Rule 14e-4.

     SIGNATURE GUARANTEES AND METHODS OF DELIVERY. No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered owner of the PRIDES (which term, for purposes of this Section, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the PRIDES) tendered therewith, and payment and delivery are to be made directly to such registered owner at such owner's address shown on the records of the Company, or if PRIDES are tendered for the account of a financial institution (including most banks, savings and loan associations, and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing PRIDES is registered in the name of a person other than the person signing a Letter of Transmittal, or if shares of Class A Common Stock or any check for cash in lieu of fractional shares of Class A Common Stock are to be issued, or certificates for PRIDES not purchased or tendered are to be issued, to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered owner appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, shares of Class A Common Stock to be issued in exchange for PRIDES tendered and accepted for exchange pursuant to the Exchange Offer will be issued only after timely receipt by the Exchange Agent of certificates for such PRIDES (or a timely confirmation of a book-entry transfer of such PRIDES into the Exchange Agent's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     BOOK-ENTRY DELIVERY. The Exchange Agent will establish an account with respect to the PRIDES at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Offering Circular. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the PRIDES by causing such facility to transfer such PRIDES into the Exchange Agent's account in accordance with such facility's procedure for such transfer. Even though delivery of PRIDES may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees and other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular before the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     GUARANTEED DELIVERY. If a holder desires to tender PRIDES pursuant to the Exchange Offer and such holder's PRIDES certificates are not immediately available (or the procedure for book-entry transfer cannot be followed on a timely basis) or time will not permit the Letter of Transmittal and all other required documents to reach the Exchange Agent before the Expiration Date, such PRIDES may nevertheless be tendered provided that all the following conditions are satisfied:

          (a) such tender is made by or through an Eligible Institution;

          (b) the Exchange Agent receives (by hand, mail or facsimile transmission) before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offering Circular; and

          (c) the certificates for all tendered PRIDES in proper form for transfer (or confirmation of book-entry transfer of such PRIDES into the Exchange Agent's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

     DETERMINATION OF VALIDITY; REJECTION OF PRIDES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of PRIDES to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of PRIDES will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the right to reject any or all tenders determined by it not to be in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Exchange Offer and any defect or irregularity in the tender of any particular PRIDES. No tender of PRIDES will be deemed properly made until all defects or irregularities have been cured or waived. None of the Company, the Exchange Agent, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

WITHDRAWAL RIGHTS

     Except as otherwise provided herein, a tender of PRIDES pursuant to the Exchange Offer is irrevocable. PRIDES tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment by the Company, after 12:00 midnight, New York City time, on Tuesday, September 1, 1998.

     For a withdrawal to be effective, the Exchange Agent must timely receive (at one of its addresses set forth on the back cover of this Offering Circular) a written or facsimile transmission notice of withdrawal. Any notice of withdrawal must specify the name of the person having tendered the PRIDES to be withdrawn, the number of PRIDES to be withdrawn and, if different from the name of the person who tendered the PRIDES, the name of the registered owner of such PRIDES. If the certificates have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the tendering holder must also submit the serial numbers shown on the particular certificates evidencing such PRIDES and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of PRIDES tendered by an Eligible Institution). If PRIDES have been delivered pursuant to the procedure for book-entry transfer set forth under "-- Procedure For Tendering PRIDES," the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn PRIDES and otherwise comply with the procedures of such facility.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Exchange Agent, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. A withdrawal of a tender may not be rescinded and PRIDES properly withdrawn shall thereafter be deemed not to be validly tendered for purposes of the Exchange Offer. Withdrawn PRIDES, however, may be retendered before the Expiration Date by again following one of the procedures described under "-- Procedure For Tendering PRIDES."

ACCEPTANCE OF PRIDES FOR EXCHANGE; DELIVERY OF CLASS A COMMON STOCK

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance of PRIDES validly tendered under the Exchange Offer and not withdrawn, and delivery of the shares of Class A Common Stock (and cash in lieu of fractional shares) in exchange therefor will be made promptly after the Expiration Date.

     For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly-tendered PRIDES when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of PRIDES for the purposes of receiving the Class A Common Stock (and cash in lieu of fractional shares) from the Company.

     If any tendered PRIDES are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted PRIDES will be returned, without expense, to the tendering holder thereof (or, in the case of PRIDES tendered by book entry transfer, to an account maintained at such Book Entry Transfer Facility), promptly after the expiration or termination of the Exchange Offer.

CERTAIN CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, and in addition to (and not in limitation of) the Company's right to extend, amend or terminate the Exchange Offer as set forth under "-- Extension of Tender Period; Termination; Amendments," the Company shall not be required to accept for exchange, or exchange shares of Class A Common Stock for, any PRIDES tendered, and may terminate or amend the Exchange Offer if, before acceptance for payment of or payment for any such PRIDES, any of the following shall have occurred (or shall have been determined by the Company to have occurred):

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which
     (i) challenges the making of the Exchange Offer or the acquisition of PRIDES pursuant to the Exchange Offer, or otherwise, directly or indirectly, relates in any manner to the Exchange Offer; or (ii) in the reasonable good faith judgment of the Company, could materially affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Exchange Offer's contemplated benefits to the Company;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or the Company or any of its subsidiaries, by any court or any government or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which, in the Company's reasonable good faith judgment, would or might directly or indirectly (i) make the acceptance for exchange, or exchange of Class A Common Stock for, some or all the PRIDES illegal or otherwise restrict or prohibit consummation of the Exchange Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for exchange, or exchange Class A Common Stock for, some or all the PRIDES; (iii) materially impair the contemplated benefits of the Exchange Offer to the Company; or (iv) materially affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index); (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;
     (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the reasonable good faith judgment of the Company, might affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the PRIDES or the Class A Common Stock; (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable good faith judgment of the Company, have a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or the trading in the PRIDES or the Class A Common Stock; (vii) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, in the reasonable good faith judgment of the Company, a material escalation, acceleration or worsening thereof; or
     (viii) any decline in either the Dow Jones Industrial Average (9085.04 at the close of business on July 7, 1998) or the Standard and Poor's Index of 500 Industrial Companies (1154.65 at the close of business on July 7, 1998) by an amount in excess of 10% measured from the close of business on July 7, 1998;

          (d) after July 7, 1998, any tender or exchange offer with respect to the PRIDES or the Class A Common Stock (other than the Exchange Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person or entity other than the Company or an affiliate;

          (e) after July 7, 1998, any change shall occur or be threatened in the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which, in the reasonable judgment of the Company, is or may be material to the Company or affects the anticipated benefits to the Company of acquiring PRIDES pursuant to the Exchange Offer; or

          (f) (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding PRIDES or the Class A Common Stock (other than a person, entity or group which had publicly disclosed such ownership in a Schedule 13D or 13G (or an amendment thereto) on file with the SEC prior to July 7, 1998), (ii) any new group shall have been formed which beneficially owns more than 5% of the outstanding PRIDES; or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities;

which, in the reasonable judgment of the Company, in any such case and regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition, makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange or exchange.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. In certain cases, waiver of a condition to the Exchange Offer would require an extension of the Exchange Offer. See "-- Extension of Tender Period; Termination; Amendments."

     The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above and any related judgment by the Company regarding the inadvisability of proceeding with the acceptance for payment or payment for any tendered PRIDES will be final and binding on all parties.

CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS

     The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of PRIDES as contemplated in the Exchange Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of PRIDES pursuant to the Exchange Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for exchange of PRIDES tendered pursuant to the Exchange Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act. The Company's obligation under the Exchange Offer to accept PRIDES for exchange is subject to certain conditions. See "-- Certain Conditions of the Exchange Offer."

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

     The Company expressly reserves the right, in its sole discretion, at any time or from time to time and regardless of whether or not any of the events set forth under "-- Certain Conditions of the Exchange Offer" shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Exchange Offer is open and thereby delay acceptance for exchange of any PRIDES by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof. During any such extension, all PRIDES previously tendered and not exchanged or withdrawn will remain subject to the Exchange Offer, except to the extent that such PRIDES may be withdrawn as set forth under "-- Withdrawal Rights." The Company also expressly reserves the right, in its sole discretion, to withdraw or terminate the Exchange Offer and not accept for exchange or exchange shares of Class A Common Stock for any PRIDES not theretofore accepted for exchange or exchanged or, subject to applicable law, to postpone the exchange of Class A Common Stock for PRIDES under circumstances including but not limited to the occurrence of any of the conditions specified under "-- Certain Conditions of the Exchange Offer" by giving oral or written notice of such termination or postponement to the Exchange Agent and making a public announcement thereof. The Company's reservation of the right to delay the exchange of Class A Common Stock for PRIDES which it has accepted for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the PRIDES tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether or not any of the events set forth under "-- Certain Conditions of the Exchange Offer" shall have occurred or shall be deemed by the Company to have occurred, to amend the Exchange Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Exchange Offer to owners of PRIDES or by decreasing the number of PRIDES being sought in the Exchange Offer). Amendments to the Exchange Offer may be made at any time or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any disclosure of a material change in the information published, sent or given to holders of PRIDES will be disseminated promptly to holders of PRIDES in a manner reasonably calculated to inform holders of such change to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. Without limiting the manner in which the Company may choose to make a public announcement pursuant to or concerning the Exchange Offer, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer or waives a material condition of the Exchange Offer, the Company will extend the Exchange Offer to the extent required by applicable rules or regulations promulgated under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances then existing, including the relative materiality of the changed terms or information. If (a) the Company (i) increases or decreases the price at which PRIDES may be properly tendered or
(ii) decreases the number of PRIDES being sought, and (b) the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given, the Exchange Offer will be extended until the expiration of such ten business day period.

FEES AND EXPENSES

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer, and will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting PRIDES pursuant to the Exchange Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Exchange Offer to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as an agent for the Company for the purpose of the Exchange Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of PRIDES pursuant to the Exchange Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     First Chicago Trust Company of New York ("First Chicago") has been retained by the Company as Exchange Agent and Information Agent in connection with the Exchange Offer. The Information Agent will assist shareholders who request assistance in connection with the Exchange Offer. The Information Agent may contact holders of PRIDES by mail, telephone, telex, telegraph or fax and may request brokers, dealers and other nominee shareholders to forward materials relating to the Exchange Offer to beneficial owners for whom they act as nominee. First Chicago will receive reasonable and customary compensation for its services in connection with the Exchange Offer and will be reimbursed for reasonable expenses, including the reasonable fees and expenses of counsel. The Company has agreed to indemnify First Chicago against certain liabilities which could occur in connection with the Exchange Offer, including certain liabilities under the Federal securities laws. First Chicago has not been retained to, or authorized to, make solicitations or recommendations in connection with the Exchange Offer in its role as Exchange Agent or Information Agent.

     The cash expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and the Information Agent, and printing, accounting and legal fees, will be paid by the Company and are estimated at approximately $105,000.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of the anticipated Federal income tax consequences to holders of PRIDES who exchange their PRIDES for Class A Common Stock pursuant to the Exchange Offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service (the "IRS") and judicial decisions, all as of the date hereof. All of the foregoing are subject to change and any such change may be retroactively applied. This discussion does not purport to address all of the Federal income tax consequences that may be applicable to particular categories of holders of PRIDES, some of which may be subject to special rules.

     INCOME, GAIN OR LOSS. The exchange of PRIDES for Class A Common Stock pursuant to the Exchange Offer should qualify as a "recapitalization" under
Section 368(a)(1)(E) of the Code. Although the IRS could take a contrary position, the premium received on the exchange of PRIDES for Class A Common Stock, based on the respective market prices of the PRIDES and Class A Common Stock prior to the announcement of the Exchange Offer, should not result in taxable income to the holders of PRIDES. Accordingly, holders of PRIDES should not be required to recognize any income, gain or loss on the exchange, except that cash received, if any, in lieu of fractional shares of Class A Common Stock should be treated as though received in a redemption of the fractional PRIDES (the character of the gain or loss on such redemption would be determined under the rules of
Section 302 of the Code which would generally result in capital gain or loss treatment).

     BASIS AND HOLDING PERIOD. The aggregate tax basis of the Class A Common Stock received pursuant to the Exchange Offer should be equal to the tax basis of the exchanging holder of PRIDES' tax basis in the PRIDES exchanged therefor but with a possible adjustment to the extent of the tax basis of the fractional shares of Class A Common Stock that are treated as redeemed. Provided that an exchanging holder of PRIDES holds its PRIDES as a capital asset on the date of the exchange, the holding period of the Class A Common Stock received by such exchanging holder of PRIDES should include the period during which it held the PRIDES exchanged therefor.

     STATE, LOCAL AND FOREIGN TAXES. The foregoing discussion relates only to Federal income tax consequences of the Exchange Offer. Holders of PRIDES should consult their own tax advisors regarding the possible state, local and foreign tax consequences of the Exchange Offer.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 250,000,000 shares of Class A Common Stock, $.01 par value per share, 50,000,000 shares of Class B Common Stock, $.01 par value per share ("Class B Common Stock"), and 20,000,000 shares of Preferred Stock ("Preferred Stock"). As of June 30, 1998 there were approximately 71,689,899 shares of Class A Common Stock outstanding, 14,990,000 shares of Class B Common Stock and 11,918,909 shares of Preferred Stock outstanding.

CLASS A AND CLASS B COMMON STOCK

     VOTING RIGHTS

     Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Holders of Class A Common Stock and Class B Common Stock are not entitled to vote cumulatively for the election of Directors. Hollinger Inc. presently retains, by virtue of its beneficial ownership of all outstanding shares of Class B Common Stock, effective control of the Company through its beneficial ownership of approximately 79.2% of the combined voting power of the outstanding Common Stock.

     Directors may be removed with or without cause by the holders of the Common Stock. A vacancy on the Board of Directors created by the removal or resignation of a director or by the expansion of the authorized number of directors may be filled by the remaining directors then in office.

     The holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by applicable law.

     DIVIDENDS

     Each share of Class A Common Stock and Class B Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors. Under the Delaware General Corporation Law, the Company may declare and pay dividends only out of its surplus, or in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding year. Under the Delaware

General Corporation Law, surplus is defined as the excess, if any, at any given time, of the net assets of the Company over the amount determined to be capital. Capital represents the aggregate par value of the Company's capital stock. No dividends may be declared, however, if the capital of the Company has been diminished by depreciation, losses or otherwise to any amount less than the aggregate of capital represented by any issued and outstanding stock having a preference on distribution. Dividends must be paid on both the Class A Common Stock and the Class B Common Stock at any time that dividends are paid on either. Any dividend so declared and payable in cash, capital stock of the Company (other than Class A Common Stock or Class B Common Stock) or other property will be paid equally, share for share, on the Class A Common Stock and Class B Common Stock. Dividends and distributions payable in shares of Class A Common Stock may be paid only on shares of Class A Common Stock and dividends and distributions payable in shares of Class B Common Stock may be paid only on shares of Class B Common Stock. If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the Company must also make a simultaneous dividend or distribution on the Class B Common Stock. If a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Company must also make a simultaneous dividend or distribution on the Class A Common Stock. Pursuant to any such dividend or distribution, each share of Class B Common Stock will receive a number of shares of Class B Common Stock equal to the number of shares of Class A Common Stock payable on each share of Class A Common Stock.

     TRANSFERABILITY AND CONVERTIBILITY OF CLASS B COMMON STOCK

     Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock and is transferable by Hollinger Inc. to a subsidiary or an affiliate. In addition, each share of Class B Common Stock is automatically convertible into a share of Class A Common Stock at the time it is sold, transferred or otherwise disposed of by Hollinger Inc. or a subsequent permitted transferee to any third party (other than a subsidiary or an affiliate of Hollinger Inc. or such subsequent permitted transferee) unless such purchaser or transferee offers to purchase all shares of Class A Common Stock from the holders thereof for an amount per share equal to the amount per share received by the holder of the Class B Common Stock. Any such offer shall be subject to the requirements of applicable securities laws.

     Any holder of Class B Common Stock may pledge his or its shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the transfer restrictions described in the foregoing paragraph. In the event that shares of Class B Common Stock are so pledged, the pledged shares shall not be converted automatically into Class A Common Stock. However, if any such pledged shares become subject to any foreclosure, realization or other similar action of the pledgee, they shall be converted automatically into shares of Class A Common Stock unless they are sold in a permitted transaction. Hollinger Inc. has pledged all shares of Class A Common Stock, Class B Common Stock, Series C Preferred Stock and Series D Preferred Stock beneficially owned by it to Canadian chartered banks as collateral for outstanding indebtedness of Hollinger Inc. and its subsidiaries.

     OTHER PROVISIONS

     There are no preemptive rights to subscribe for any additional securities which the Company may issue, and there are no redemption provisions or sinking fund provisions applicable to either class, nor is the Class A Common Stock or the Class B Common Stock subject to calls or assessments by the Company.

     In the event of the liquidation, dissolution or winding up of the Company, holders of the shares of Class A Common Stock and Class B Common Stock are entitled to share equally, share for share, in the assets available for distribution.

PREFERRED STOCK

     The Company's Restated Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of Preferred Stock. The Board of Directors has the authority under the Restated Certificate of Incorporation to establish voting rights, liquidation preferences, redemption rights, conversion rights and other rights with respect to such Preferred Stock without the approval of the Company's stockholders.

     PRIDES

     As of June 30, 1998, there were 20,700,000 PRIDES outstanding. The PRIDES are depositary shares, each of which represents one half share of Series B Convertible Preferred Stock (the "Convertible Preferred Stock"). The Convertible Preferred Stock ranks (i) senior in right and priority of payment to the Common Stock as to dividends and upon liquidation, (ii) pari passu to the Company's outstanding Series C Preferred Stock as to dividends and upon liquidation and
(iii) junior to the Company's outstanding Series D Preferred Stock as to dividends and upon liquidation. The Convertible Preferred Stock is convertible into shares of Class A Common Stock, as described below. In addition, the Company has the option to redeem the shares of Convertible Preferred Stock, in whole or in part, at any time on or after August 1, 1999 and prior to the Mandatory Conversion Date.

     Holders of PRIDES are entitled to receive quarterly cumulative dividends on the Convertible Preferred Stock represented thereby at a rate of 9 3/4% per annum for each PRIDES. Dividends cease to accrue on the earlier of (i) the day immediately prior to the Mandatory Conversion Date or (ii) the day immediately prior to the earlier redemption of the Convertible Preferred Stock.

     On the Mandatory Conversion Date, unless previously redeemed or converted, each half share of Convertible Preferred Stock represented by outstanding PRIDES will mandatorily convert into (i) one share of Class A Common Stock, subject to adjustment in certain events, (ii) cash in lieu of fractional shares of Class A Common Stock and (iii) the right to receive cash in an amount equal to all accrued and unpaid dividends thereon (other than previously declared dividends payable to a holder of record on a prior date).

     Shares of Convertible Preferred Stock represented by PRIDES are not redeemable prior to August 1, 1999. At any time and from time to time on or after August 1, 1999 until immediately prior to the Mandatory Conversion Date, the Company may redeem any or all of the outstanding shares of Convertible Preferred Stock represented by PRIDES. Upon any such redemption, each holder will receive, in exchange for each half share of Convertible Preferred Stock represented by PRIDES, a number of shares of Class A Common Stock equal to the sum of (i) $9.988 declining to $9.750 on the Mandatory Conversion Date, and (ii) all accrued and unpaid dividends thereon (other than previously declared dividends payable to a holder of record as of a prior date) divided by the current market price for shares of Class A Common Stock on the applicable date of determination, but in no event less than 0.8439 of a share of Class A Common Stock, subject to adjustment.

     At any time prior to the Mandatory Conversion Date, unless previously redeemed, each half share of Convertible Preferred Stock represented by PRIDES is convertible at the option of the holder thereof into 0.8439 of a share of Class A Common Stock, equivalent to a conversion price of $11.55 per share of Class A Common Stock, subject to adjustment.

     SERIES C PREFERRED STOCK

     The Company's Series C Convertible Preferred Stock (the "Series C Preferred Stock") consists of 829,409 outstanding shares of Series C Preferred Stock, all of which are beneficially held by Hollinger Inc. The Series C Preferred Stock ranks senior in right and priority of payment to the Class A and Class B Common Stock, on a parity with the Convertible Preferred Stock and junior to the Series D Preferred Stock as to dividends and upon liquidation. Holders of Series C Preferred Stock are entitled to receive cumulative dividends at a rate of 9 1/2% per annum of the stated liquidation amount of $108.51 per share of Series C Preferred Stock, payable quarterly.

     The Series C Preferred Stock is mandatorily convertible into shares of Class A Common Stock on June 1, 2001, and the Company has the option to redeem the shares of Series C Preferred Stock, in whole or in part, at any item on or after June 1, 2000, and prior to June 1, 2001. At any time prior to June 1, 2001, unless previously redeemed, each share of Series C Preferred Stock is convertible at the option of the holder thereof into 8.503 shares of Class A Common Stock. On June 1, 2001, unless previously redeemed or converted, each share of Series C Preferred Stock will mandatorily convert into
(i) 9.8646 shares of Class A Common Stock, subject to adjustment in certain events, and (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends thereon.

     The holders of Series C Preferred Stock have the right to vote together as a single class with the holders of Class A Common Stock and Class B Common Stock and Convertible Preferred Stock in the election of Directors and upon each other matter coming before the stockholders of the Company on the basis of ten votes per share of Series C Preferred Stock, except as otherwise provided by law or the Company's Restated Certificate of Incorporation. In addition, (i) whenever dividends on the Series C Preferred Stock or any other series of Preferred Stock with like voting rights are in arrears and unpaid for six quarterly dividend periods, and in certain other circumstances, the holders of all Series C Preferred Stock (voting separately as a class) will be entitled to vote, on the basis of ten votes for each share of Series C Preferred Stock, for the election of two directors of the Company, such directors to be in addition to the number of directors constituting the Board of Directors immediately prior to the accrual of such right, and (ii) the holders of Series C Preferred Stock may have voting rights with respect to certain alterations of the Restated Certificate of Incorporation and certain other matters, voting on the same basis or separately as a class.

     SERIES D PREFERRED STOCK

     The Company's Series D Preferred Stock (the "Series D Preferred Stock") consists of 739,500 outstanding shares of Series D Preferred Stock, all of which is held by 504468 N.B., Inc., an affiliate of Hollinger Inc. The shares of the Series D Preferred Stock are entitled to receive cumulative cash dividends, payable quarterly. The amount of each dividend per share will be equal to the aggregate amount (if any) of ordinary course cash dividends paid during the preceding calendar quarter on 7,395,000 of the Southam Inc. common shares directly or indirectly owned by Hollinger Inc. and its affiliates divided by 739,500. If at any time full cumulative dividends on the shares of the Series D Preferred Stock have not been and are not contemporaneously paid, no dividend or distribution shall be declared or paid on the Common Stock or any Preferred Stock ranking junior to the Series D Preferred Stock as to dividend or liquidation rights, and no shares of Common Stock or Preferred Stock (except shares senior to the Series D Preferred Stock as to dividend and liquidation rights) shall be purchased, redeemed or acquired by the Company, subject to certain exceptions including stock dividends payable in shares of junior capital stock, the acquisition of stock ranking junior to the Series D Preferred Stock as to dividend or liquidation rights in exchange for or out of the net cash proceeds from the contemporaneous sale of junior stock, the redemption in whole of the shares of the Series D Preferred Stock, offers to purchase shares made on the same terms to all holders of shares of the Series D Preferred Stock and each other series of Preferred Stock ranking on a parity with the Series D Preferred Stock, and dividends on Preferred Stock ranking junior as to dividend rights if full cumulative dividends on the shares of the Series D Preferred Stock to the next preceding dividend date for the Series D Preferred Stock (or the date of the payment on the junior Preferred Stock, if identical to a dividend date for the Series D Preferred Stock) have been or are contemporaneously declared and paid or set apart for payment.

     The shares of the Series D Preferred Stock are redeemable in whole or in part, at any time and from time to time, subject to restrictions in the Company's existing credit facilities, by the Company or by a holder of such shares. 504468 N.B., Inc., the holder of all of the outstanding shares of Series D Preferred Stock, has agreed pursuant to a Share Exchange Agreement dated as of July 19, 1995 between the Company and Hollinger Inc., a Second Amended and Restated Second Exchange Agreement dated as of July 21, 1997, among the Company, Hollinger Inc., UniMedia Holding Company and 1159670 Ontario Limited, and a letter agreement dated as of July 29, 1997, among the Company, Hollinger Inc. and Hollinger Canadian Publishing Holdings Inc. to limit the exercise of its redemption rights to a number of Hollinger-Telegraph Holdings Inc. shares or Southam Inc. common shares that at the time of such exercise have been delivered to First DT Holdings Limited free and clear of encumbrances other than certain permitted encumbrances. The redemption price and liquidation preference per share of the Series D Preferred Stock will be Cdn.$146.625 (10 times the average closing market price per share of the Southam Inc. common shares on the Toronto Stock Exchange during the 20 business days preceding July 19, 1995) plus an amount equal to accrued and unpaid dividends. A holder exercising redemption rights must give notice to the Company not less than 180 and not more than 240 days prior to the redemption date if the aggregate redemption price of the shares to be so redeemed and shares of the Series D Preferred Stock redeemed or to be redeemed prior to such redemption date will exceed Cdn.$10,000,000. Shares of Common Stock or of any other stock ranking junior to the Series D Preferred Stock as to dividend or liquidation rights may not be purchased, redeemed or acquired by the Company if after giving effect thereto the remaining net assets of the Company would be less than the aggregate liquidation preference of the Series D Preferred Stock and each series of Preferred Stock ranking, as to liquidation rights, on a parity with or senior to the Series D Preferred Stock, or if at the time thereof the Company is insolvent or would become so as a result thereof.

     A holder or holders of shares of the Series D Preferred Stock may convert such shares at any time into shares of Class A Common Stock of the Company. The conversion price will initially be based upon the Canadian dollar equivalent of $14.00 per share of Class A Common Stock, subject to adjustment upon the occurrence of any of the following events: the subdivision, combination or reclassification of outstanding shares of Common Stock; a distribution or dividend to holders of Common Stock paid in shares of Common Stock or other capital stock of the Company; the distributions of rights or warrants to all holders of Common Stock entitling them for a period expiring within 60 days to acquire shares of Common Stock at a price per share less than the then Current Market Price Per Share (as defined) of the Common Stock; and the distribution to all holders of Common Stock of any assets or debt securities or any rights or warrants to purchase securities of the Company, not including dividends or distribution paid in cash out of consolidated current or retained earnings per the Company's books, and not including rights or warrants mentioned above. In the event of any capital reorganization, reclassification, consolidation or merger of the Company with another corporation, or the sale of all or substantially all of the Company's assets to another corporation, each holder of shares of the Series D Preferred Stock is to have the right to convert such shares into such shares of stock, securities or assets as such holder would have owned immediately after the transaction if the shares had been converted immediately prior to the effective date of the transaction, and adjustments are to be provided for events subsequent to such transaction. In addition, the Company will be permitted to make such reductions in the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock or to diminish any income taxes payable because of such event.

     The shares of Series D Preferred Stock are non-voting, rank on a parity with each other series of Preferred Stock except as specified by the Board of Directors when such other series is created, and are subject to certain restrictions on transfer.

     Any holder of Series D Preferred Stock may pledge such shares to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness or other obligations due to the pledgee, provided that such shares shall remain subject to, and upon foreclosure, realization or other similar action by the pledgee, shall be transferred only in accordance with, the transfer restrictions set forth in the Restated Certificate of Incorporation.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock and the PRIDES is the First Chicago Trust Company of New York.

                                                    HOLLINGER INTERNATIONAL INC.
July 8, 1998

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for PRIDES and any other required documents should be sent or delivered by each holder of the PRIDES or such holder's broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below.

    The Exchange Agent and the Information Agent for the Exchange Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                            Facsimile Transmission:
                        (For Eligible Institutions Only)

                                  201-222-4720
                                       or
                                  201-222-4721

                                    By Mail:
                                   ---------

                              Tenders & Exchanges
                                Suite 4660 - HLR
                                 P.O. Box 2569
                                Jersey City, NJ
                                   07303-2569
                                    By Hand:
                                   ----------

                              Tenders & Exchanges
                        c/o The Depository Trust Company
                                55 Water Street
                                    DTC TAD
                        Vietnam Veterans Memorial Plaza
                               New York, NY 10041
                             By Overnight Courier:
                            -----------------------
                              Tenders & Exchanges
                                Suite 4680 - HLR
                          14 Wall Street -- 8th Floor
                               New York, NY 10005

                                For Information:

                                 1-800-251-4215

--------------------------------------------------------------------------------

 Any questions or requests for assistance or for additional copies of this Offering Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent. Holders of PRIDES may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.
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